UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 21, 2010
(Date of earliest event reported)

ST. LAWRENCE SEAWAY CORPORATION
(Exact name of registrant as specified in charter)

Delaware	000-0240	26-0818050
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Connecticut Avenue, Norwalk, Connecticut	06854
(Address of principal executive offices)	(Zip code)

(203) 853-8700
(Registrant's telephone number including area code)

n/a
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On January 21, 2010, the St. Lawrence Seaway Corporation (the “Company”) entered into a Unit Purchase and Mutual Release Agreement with T-3 Therapeutics, LLC (“T-3”) for the sale of the Company’s entire membership interest in T-3 for $100,000 (the “Agreement”), payable in cash upon execution of the Agreement.  Reference is made to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1, and is incorporated herein.

Disclosure of the Company’s establishment of its Class A Tracking Stock (representing the Company’s medical-related investments, which include its New York University Research Funding investment, which has been deemed of no value, and its T-3 investment), held in street name only and owned by those shareholders of record as of August 31, 2007 entitled to future proceeds from the sale of the Company’s medical investments, was set forth in the Company’s definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on May 30, 2007.  On August 31, 2007, there were outstanding 443,736 shares of Class A Tracking Stock.

Item 8  Other Events

On January 21, 2010, the Company’s Board of Directors approved the redemption of all of the Company’s issued and outstanding Class A Tracking Stock for $0.19 per share, after deducting current and anticipated expenses.  The redemption will be effectuated on March 12, 2010 to shareholders of record on August 31, 2007.  The Company will use the nominal balance of cash available after the redemption to pay costs and expenses associated therewith.

ITEM 9.01.        FINANCIAL STATEMENTS AND EXHIBITS.

(d)              Exhibits.

Exhibit No.	Description

Exhibit 10.1	Agreement between St. Lawrence Seaway Corporation and T-3 Therapeutics, LLC dated January 21, 2010

SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ST. LAWRENCE SEAWAY CORPORATION

By:
Name: Bernard Zimmerman Title: President, Chief Executive Officer and Chief Financial Officer

Dated: January 25, 2010